Exhibit 10.42

SEVERANCE AGREEMENT

This Agreement, effective as of February 1, 2016 (the "Effective Date"), is made by and between Spectrum Brands, Inc. (the "Company"), a Delaware corporation, with its World Headquarters located at 3001 Deming Way, Middleton, WI 53562, and Randal Lewis (the "Executive").

BACKGROUND

During the course of Executive's employment with the Company, the Executive will be privy to important confidential information of the Company, and will develop substantial skills and knowledge related to the Company's industry, which skills and knowledge would be of substantial value to the Company's competition.

The Company considers it essential to the best interests of its shareholders to foster the continued employment of its key managers, and to limit their ability to compete with the Company after their employment terminates.

The Executive and the Company wish to execute this Agreement to formalize the terms of Executive's employment.

CONSIDERATION

The Executive's employment as Senior Vice President and General Manager for the Company is expressly conditioned upon the agreement by the Executive to the terms and conditions of such employment as contained in this Agreement. In consideration of the promises contained within this Agreement (promises that include benefits to which Executive would not otherwise be entitled or receive), the Executive's continued employment with the Company, the payment of $50.00, and for other and good valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows.

UNDERTAKINGS

Now therefore, the parties agree:

1.

Term of Agreement.  The term of this Agreement shall commence on the date hereof and shall continue in effect for a period of one year from the Effective Date. The initial term shall thereafter be automatically extended for successive one-year periods unless otherwise terminated in accordance with this Agreement (such initial term together with any extensions thereof, the "Term").

2.	Severance Payments.

2.1 If the Executive's employment is terminated during the Term (a) by the Company without Cause (as defined below) or (b) by reason of death or Disability (as defined below), and the Executive executes a separation agreement with a release of claims agreeable to the Company (to the extent the Executive is physically and mentally capable to execute such an agreement), then the Company shall pay the Executive the amounts, and provide the Executive the benefits, described in Section 2.2 (the "Severance Payments").

2.2(a) The Company shall pay to the Executive as severance, an amount in cash equal to the sum of i) one and one-third of the Executive's base salary in effect at the time such termination occurs; to be paid in equal semi-monthly installments over the Non-Competition Period (as defined below), and ii) 40% of the Executive's Annual Base Salary, to be paid on or before December 31st following the end of such fiscal year in which termination occurs. Notwithstanding the foregoing, if payment in accordance with the preceding sentence would subject the Executive to tax under section 409A of the Internal Revenue Code of 1986, as amended, then payment will be suspended until the first date as of which payment can be made without subjecting the Executive to such tax.

(b)For the 16-month period immediately following such termination, the Company shall arrange to provide the Executive and his dependents health insurance benefits substantially similar to those provided to the Executive and his dependents by the Company. Executive must elect COBRA coverage and make timely payments in accordance with the terms outlined in the COBRA notice, to receive this benefit. Should Executive elect COBRA, the Company agrees that the Executive and/or eligible members of Executive's family shall pay no more than the rate charged to its employees by the company at the time of such payments for a period of sixteen (16) months, and that the Company shall pay for the employer portion of providing such Healthcare coverage. Health Benefit contributions pursuant to this Section 2.2(b) shall cease immediately upon the discovery by the Company of the Executive's breach of the covenants contained in Sections 5 or 6 hereof. In addition, Company contributions for health benefits receivable by the Executive pursuant to this Section 2.2(b) shall be reduced to the extent benefits of the same type are received by or made available to the Executive during the 16- month period following the Executive's termination of employment (and any such benefits received by or made available to the Executive shall be reported to the Company by the Executive); provided, however, that the Company shall reimburse the Executive for the excess, if any, of the cost of such benefits to the Executive over such cost immediately prior to the date of termination.

2.3	Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state, or local law and any additional withholding to which the Executive has agreed.

2.4

If the Executive's employment with the Company terminates during the Term, the Executive shall not be required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to this Section 2.

3.

Termination Procedures.  During the Term, any purported termination of the Executive's employment (other than by reason of death) shall be communicated by written notice of termination from one party to the other in accordance with Section 8 hereof. The notice of termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

4.

At-Will Employment.  Employment of Executive by the Company is “At-Will."  This means that either the Executive or the Company may terminate the employment relationship at any time for any reason or no reason at all. No writing or oral statements from employees, managers, or other executives of the Company can modify the at-will employment relationship. Only a written document executed by the Executive and the CEO, CFO, or the Senior Vice President of Human Resources of the Company, may modify the at-will employment relationship.

5.	Executive’s Covenant Not to Compete and Non-Solicitation Covenant.

5.1

During the Non-Competition Period, the Executive will not, directly or indirectly, either separately, jointly, or in association with others, as an officer, director, consultant, agent, employee, owner, principal, partner, or stockholder of any business, or in any other capacity, provide services of the same or similar kind or nature that he or she provides to the Company to, or have a financial interest in (excepting only the ownership of not more than 5% of the outstanding securities of any class listed on an exchange or the Nasdaq Stock Market), any competitor of the Company or any of its subsidiaries (which means any person or organization that is in the business of or makes money from designing, developing, or selling products or services similar to those products and services developed, designed or sold by the Company). For purposes of this Agreement, the "Non-Competition Period" means the period beginning on the date hereof and continuing until the date which is the sixteen month anniversary of the date of termination. In recognition, acknowledgement and agreement that the Company's business and operations extend throughout North America and beyond, the parties agree that the geographic scope of this covenant not to compete shall extend to North America.

5.2

Without limiting the generality of Section 5.1 above, during the Non-Competition Period the Executive will not, directly or indirectly, in any capacity, either separately, jointly, or in association with others, solicit or otherwise contact any of the Company's customers with whom the Executive had contact, responsibility for, or had acquired confidential information about by virtue of his or her employment with the Company at any time during his or her employment, if such contact is for the general purpose of selling products that satisfy the same general needs as any products that the Company had available for sale to its customers during the Non Competition Period.

5.3

During the Non-Competition Period, the Executive shall not, initiate contact in order to induce, solicit, or encourage any person to leave the Company's employ. Nothing in this paragraph is meant to prohibit an employee of the Company that is not a party to this Agreement from becoming employed by another organization or person.

5.4	For purposes of this Section 5 and Section 6, the "Company" refers to the Company and any incorporated or unincorporated affiliates of the Company.

6.	Secret Processes, Confidential Information and Trade Secrets.

6.1

The Executive will hold in strict confidence and, except as the Company may authorize or direct, not disclose to any person or use (except in the performance of his services hereunder) any confidential information or materials received by the Executive from the Company or any confidential information or materials of other parties received by the Executive in connection with the performance of his duties hereunder. For purposes of this Section 6.1, confidential information or materials shall include existing and potential customer information, existing and potential supplier information, product information, design and construction information, pricing and profitability information, financial information, sales and marketing strategies and techniques, and business ideas or practices. The restriction on the Executive's use or disclosure of the confidential information or materials shall remain in force during the Executive's employment hereunder and until the earlier of (a) a period of two (2) years thereafter or (b) until such information is of general knowledge in the industry through no fault of the Executive or any agent of the Executive. This Section 6.1 is not intended to preclude Executive from being gainfully employed by another. Rather, it is intended to prohibit Executive from using the Company's confidential information or materials in any subsequent employment or employment undertaken that is not for the benefit of the Company during the identified period.

6.2

The Executive will promptly disclose to the Company and to no other person, firm or entity all inventions, discoveries, improvements, trade secrets, formulas, techniques, processes, know-how and similar matters, whether or not patentable and whether or not reduced to practice, which are conceived or learned by the Executive during the period of the Executive's employment with the Company, either alone or with others, which relate to or result from the actual or anticipated business or research of the Company or which result, to any extent, from the Executive's use of the Company's premises or property (collectively called the "Inventions"). The Executive acknowledges and agrees that all Inventions shall be the sole property of the Company, and the Executive hereby assigns to the Company all of the Executive's rights and interests in and to all of the Inventions, it being acknowledged and agreed by the Executive that all the Inventions are works made for hire. The Company shall be the sole owner of all domestic and foreign rights and interests in the Inventions. The Executive will assist the Company at the Company's expense to obtain and from time to time enforce patents and copyrights on the Inventions.

6.3

Upon the request of, and, in any event, upon termination of the Executive's employment with the Company, the Executive shall promptly deliver to the Company all documents, data, records, notes, drawings, manuals, and all other tangible information in whatever form which pertains to the Company, and the Executive will not retain any such information or any reproduction or excerpt thereof.

6.4

Nothing in this Section 6 diminishes or limits any protection granted by law to trade secrets or relieves the Executive of any duty not to disclose, use or misappropriate any information that is a trade secret for as long as such information remains a trade secret.

7.	Successors: Binding Agreement

7.1

In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to the Severance Payments, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of termination. For purposes of this Agreement, "Company" shall mean Spectrum Brands, Inc., a Delaware corporation, and shall include any successor to its business or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

7.2

The services that are to be performed by Executive under this Agreement are acknowledged to be personal, and Executive may not assign his or her responsibilities or duties under this Agreement to another without the express written permission of the Company.

7.3

This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate.

8.

Notices.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) upon confirmation of receipt when such notice or other communication is sent by facsimile or telex, (c) one day after delivery to an overnight delivery courier, or (d) on the fifth day following the date of deposit in the United States mail if sent first class, postage prepaid, by registered or certified mail.

For purposes of providing notice under this Agreement, when provided to the Company, the following address may be used: SVP Human Resources, 3001 Deming Way, Middleton, Wisconsin 53562. And, when provided to the Executive, Executive's last known address may be used.

9.

Survival.  The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the Term (including, without limitation, those under Sections 2, 5 and 6 hereof) shall survive such expiration.

10.

Amendment; Waiver.  This Agreement may be amended, modified, superseded, or canceled, and the terms hereof may be waived, only by a written instrument executed by all of the parties hereto or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

11.

Equitable Relief.  Executive expressly acknowledges that breach of any provision of Sections 5 or 6 of this Agreement would  result in irreparable injuries to the Company, the remedy at law for any such breach will be inadequate, and upon breach of such provisions, the Company, in addition to all other available remedies, shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction without the necessity of proving the actual damage to the Company.

12.

Entire Agreement.  This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, discussions, writings, and agreements between them.

13.

Severability. Sections 5.1, 5.2, 5.3, 6.1, 6.2, and 11 of this Agreement shall be considered separate and independent from the other sections of this Agreement and no invalidity of any one of those sections shall affect any other section or provision of this Agreement. However, because it is expressly acknowledged that the Severance Payments are provided as consideration for the obligations imposed upon Executive under Sections 5.1, 5.2, 5.3, 6.1, and 6.2, should any court determine that any of the provisions under these Sections is unlawful or unenforceable, such that Executive need not honor those provisions, then Executive shall not receive the Severance Payments or insurance benefits provided for in this Agreement.

14.	Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original but both of which together will constitute one and the same instrument.

15.	Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

(i) "Cause" for termination by the Company of the Executive's employment shall mean the commission by the Executive of any fraud, embezzlement or other material act of dishonesty with respect to the Company or any of its affiliates (including the unauthorized disclosure of confidential or proprietary information of the Company or any of its affiliates or subsidiaries); (ii) Executive's conviction of, or plea of guilty or no contest to, a felony or other crime, the elements of which are substantially related to the duties and responsibilities associated with the Executive's employment; (iii) Executive's willful misconduct; (iv) willful failure or refusal by Executive to perform his duties and responsibilities to the Company or any of its affiliates which failure or refusal to perform is not remedied within 30 days after receipt of a written notice from the Company detailing such failure or refusal to perform; or (v) Executive's breach of any of the terms of this Agreement or any other agreement between Executive and the Company which breach is not cured within 30 days subsequent to notice from the Company to Executive of such breach.

(b)

"Disability" shall be deemed the reason for the termination by the Company of the Executive's employment, if, as a result of a permanent condition, the Executive is unable to perform the essential duties and responsibilities of his employment position either with or without reasonable accommodation.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SPECTRUM BRANDS, INC.
/s/ Stacey Neu
Stacey Neu, Human Resources
Spectrum Brands, Inc.

EXECUTIVE
/s/ Randal Lewis	Date:	2/9/16
General Manager, PHG Division
Spectrum Brands, Inc.

Addendum to Severance Agreement Regarding Protected Rights and Cooperation with Government Agencies

This Addendum to the Severance Agreement, dated February 1, 2016, between Randal Lewis and Spectrum Brands, Inc. (the “Company”) is effective as of October 3, 2017.

Please be advised that, notwithstanding any provision in any agreements on confidentiality, trade secrets or inventions, employment or severance agreements, or any other agreement that you may have entered into with the Company prior to the date hereof (collectively, the “Agreements”), nothing contained in any of the Agreements (i) prohibit you from cooperating with or reporting to the staff of the Securities and Exchange Commission (“SEC”) possible violations of any law or regulation of the SEC, (ii) prohibit you from cooperating with or making other disclosures to the staff of the SEC that are protected under the whistleblower provisions of any federal securities laws or regulations or (iii) limit your right to receive an award for information provided to the SEC staff in accordance with the foregoing.

In addition, it is the Company’s policy that it does not and will not prohibit you from cooperating with or reporting to any government agency, including the National Labor Relations Board, the Department of Labor, or the Equal Employment Opportunity Commission or any other federal, state or local agency or authority.

Please note that you do not need the prior authorizations of the Company to engage in such cooperation, reports, communications or disclosures and you are not required to notify the Company if you engage in any such cooperation, reports, communications or disclosures.